Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 15, 2015 (except for the last paragraph of Note 1, as to which the date is June 22, 2015) in Amendment No. 6 to the Registration Statement (Form S-1) and related Prospectus of Natera, Inc. for the registration of 11,500,000 shares of its common stock.

/s/ ERNST & YOUNG LLP

Redwood City, California
June 29, 2015